As filed with the Securities and Exchange Commission on October 31, 2007

Registration No.  33-59783

Registration No. 333-06977

Registration No. 333-06989

Registration No. 333-62382

Registration No. 333-78429

Registration No. 333-88476

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-59783

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-06977

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-06989

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-62382

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-78429

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-88476

UNDER

THE SECURITIES ACT OF 1933

Ryerson Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-3425828
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2621 West 15thPlace
Chicago, Illinois	60608
(Address of Principal Executive Offices)	(Zip Code)

RYERSON 1995 INCENTIVE STOCK PLAN

(f/k/a Inland 1995 Incentive Stock Plan)

RYERSON DIRECTORS’ COMPENSATION PLAN

(f/k/a Ryerson Tull Directors’ Compensation Plan and

Ryerson Tull Directors’ 1999 Stock Option Plan)

RYERSON 1996 INCENTIVE STOCK PLAN

(f/k/a Ryerson Tull 1996 Incentive Stock Plan)

RYERSON 1999 INCENTIVE STOCK PLAN

(f/k/a Ryerson Tull 1999 Incentive Stock Plan)

RYERSON 2002 INCENTIVE STOCK PLAN

(f/k/a Ryerson Tull 2002 Incentive Stock Plan)

(Full Titles of the Plans)

Terence R. Rogers

Chief Financial Officer

Ryerson Inc.

2621 West 15th Place

Chicago, Illinois 60608

(773) 762-2121

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

with copies to:

James W. Loss

Bingham McCutchen LLP

600 Anton Boulevard

18th Floor

Costa Mesa, California 92626

(714) 830-0626

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Ryerson Inc., a Delaware corporation (the “Company”), filed on Form S-8 (collectively, the “Registration Statements”)1:

1.	Registration Statement 33-59783 registering 2,000,000 shares of Common Stock pursuant to the Ryerson 1995 Incentive Stock Plan (f/k/a the Inland 1995 Incentive Stock Plan).
2.	Registration Statement 333-06977 registering 100,000 shares of Common Stock pursuant to the Ryerson Directors’ Compensation Plan (f/k/a the Ryerson Tull Directors’ Compensation Plan).
3.	Registration Statement 333-06989 registering 2,300,000 shares of Common Stock pursuant to the Ryerson 1996 Incentive Stock Plan (f/k/a the Ryerson Tull 1996 Incentive Stock Plan).
4.	Registration Statement 333-62382 registering 100,000 shares of Common Stock pursuant to the Ryerson Directors’ Compensation Plan (f/k/a the Ryerson Tull Directors’ Compensation Plan).
5.

Registration Statement 333-78429 (as amended by Post-Effective Amendment No. 1 thereto) registering 1,300,000 shares of Common Stock pursuant to the Ryerson 1999 Incentive Stock Plan (f/k/a the Ryerson Tull 1999 Incentive Stock Plan) and the Ryerson Directors’ Compensation Plan (f/k/a the Ryerson Tull Directors’ 1999 Stock Option Plan).

6.	Registration Statement 333-88476 registering 2,500,000 shares of Common Stock pursuant to the Ryerson 2002 Incentive Stock Plan (f/k/a the Ryerson Tull 2002 Incentive Stock Plan).

On October 19, 2007 (the “Effective Date”), the Company consummated the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 24, 2007, by and among Rhombus Holding Corporation (“Parent”), Rhombus Merger Corporation (“Sub”) and the Company. Pursuant to the terms of the Merger Agreement, Sub merged with and into the Company, with the Company continuing as the surviving corporation. In accordance with the Merger Agreement, on the Effective Date, each outstanding share of Common Stock and Series A $2.40 Cumulative Convertible Preferred Stock of the Company (other than treasury shares and shares held by shareholders who properly exercised appraisal rights under Delaware law) was automatically converted into the right to receive $34.50 in cash. As a result of such transactions, the Company is a privately-held, wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration, by means of a Post-Effective Amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment to the Registration Statements to deregister all the shares of the Company’s Common Stock registered and reserved for issuance under such Registration Statements which remained unissued as of the Effective Date.

2

_________________________

1 Registration Statements 333-06977 and 333-06989 were originally filed by Ryerson Tull Inc., a former subsidiary of the Company that was merged into the Company on February 25, 1999. These registration statements relate to shares issuable under the Ryerson Tull Directors’ Compensation Plan and the Ryerson Tull 1996 Incentive Stock Plan, respectively, pursuant to stock options, stock appreciation rights, restricted stock awards, stock units and/or performance awards granted under such plans which were converted into the right to receive shares of Common Stock of the Company pursuant to the terms of the merger transaction.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 29th day of October, 2007.

RYERSON INC.

By:	/S/ Terence R. Rogers
Name: Terence R. Rogers Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities indicated below on October 29, 2007.

Signature	Title

/S/ Robert Archambault Robert Archambault	Chief Executive Officer (Principal Executive Officer)

/S/ Terence R. Rogers Terence R. Rogers	Chief Financial Officer (Principal Financial Officer)

/S/ Lily L. May Lily L. May	Vice President and Controller (Principal Accounting Officer)

** Tom Gores	Director

** Eva M. Kalawski	Director

** Robert J. Wentworth	Director

Jacob Kotzubei	Director

**By: /S/ Terence R. Rogers

Name: Terence R. Rogers Title: Attorney in fact

II-1

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

24.1	Power of Attorney